Filed pursuant to Rule 424 (b)(3)

Registration Statement No. 333-165057

520,250,000 iShares®

iShares® COMEX® Gold Trust

The iShares® COMEX® Gold Trust issues shares representing fractional undivided beneficial interests in its net assets. The assets of the trust consist primarily of gold held by custodians on behalf of the trust. The objective of the trust is for the shares of the trust, called “iShares®”, to reflect the price of gold less the trust’s expenses and liabilities. The iShares are listed and trade on NYSE Arca under the symbol “IAU”. Market prices for the iShares may be different from the net asset value per iShare. BlackRock Asset Management International Inc. is the sponsor of the trust; The Bank of New York Mellon is the trustee of the trust, and The Bank of Nova Scotia and JPMorgan Chase Bank, N.A., London branch, are the custodians of the trust. The trust is not an investment company registered under the Investment Company Act of 1940. The trust is not a commodity pool for purposes of the Commodity Exchange Act, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The trust intends to issue iShares on a continuous basis. The trust issues and redeems iShares only in blocks of 50,000 and integral multiples thereof. A block of 50,000 iShares is called a “Basket”. These transactions take place in exchange for gold. Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee may purchase or redeem Baskets. iShares will be offered to the public from time to time at prices that will reflect the price of gold and the trading price of the iShares on NYSE Arca at the time of the offer.

On July 2, 2010, the iShares closed on NYSE Arca at $11.85 and the settlement price announced by COMEX for the spot month gold futures contract was $1,207.40 (on any day, the spot month gold futures contract is the COMEX-traded gold futures contract closest to maturity).

Except when aggregated in Baskets, iShares are not redeemable securities.

Investing in the iShares involves significant risks. See “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The iShares are not interests in nor obligations of either the sponsor or the trustee. The iShares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The iShares® COMEX® Gold Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the trust.

“iShares” is a registered trademark of BlackRock Institutional Trust Company, N.A.

“COMEX” is a registered service mark of Commodity Exchange, Inc.

The date of this prospectus is July 2, 2010.

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STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the iShares), the trust’s operations, the sponsor’s plans and references to the trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether or not actual results and developments will conform to the sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the trust’s operations or the value of the iShares. Moreover, neither the sponsor, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the trust nor the sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the sponsor’s expectations or predictions.

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Authorized Participant” — A person who, at the time of submitting to the trustee an order to create or redeem one or more Baskets (1) is a registered broker-dealer, (2) is a DTC Participant or an Indirect Participant, and (3) has in effect a valid Authorized Participant Agreement.

“Authorized Participant Agreement” — An agreement entered into by each Authorized Participant, the sponsor and the trustee which provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 50,000 iShares or such number of iShares as the trustee, in consultation with the sponsor, may from time to time determine.

“Basket Gold Amount” — The amount of gold (measured in Fine Ounces), determined on each Business Day by the trustee, which Authorized Participants must transfer to the trust in exchange for a Basket, or will receive in exchange for each Basket surrendered for redemption.

“Business Day” — Any day other than (i) a Saturday or a Sunday, or (ii) a day on which NYSE Arca is closed for regular trading.

“CFTC” — Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“COMEX” — The exchange market on gold futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

“Commodity Exchange Act” — The United States Commodity Exchange Act of 1936, as amended.

“Custodian” — Each financial institution retained by the Trustee as provided in the Trust Agreement to act as custodian of the trust’s gold.

“Custody Agreement” — Each agreement between the trustee and a custodian governing the custody of the trust’s gold.

“DTC” — The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

“DTC Participant” — An entity which, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — The United States Securities Exchange Act of 1934, as amended.

“FINRA” — Financial Industry Regulatory Authority.

“FSA” — The Financial Services Authority, an independent non-governmental body which exercises statutory regulatory power under the FSM Act.

“FSM Act” — The United Kingdom Financial Services and Markets Act 2000.

“Fine Ounce” — An Ounce of 100% pure gold. The number of Fine Ounces in a gold bar may be calculated by multiplying the gross weight in Ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000.

“Indirect Participant” — An entity which has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“IRA” — Individual retirement account.

“IRS” — Internal Revenue Service.

“iShares” — Units of fractional undivided beneficial interest in the net assets of the trust which are issued by the trust.

“LBMA” — The London Bullion Market Association, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.

“London Good Delivery Bar” — A bar of gold meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“NAV” — Net asset value per iShare. See “Business of the Trust — Valuation of Gold; Computation of Net Asset Value” for a description of how the net asset value of the trust and the NAV are calculated.

“Non-U.S. Shareholder” — A shareholder that is not a U.S. Shareholder.

“NYMEX” — New York Mercantile Exchange, Inc.

“NYSE Arca” — The NYSE Arca Marketplace operated by NYSE Arca Equities, Inc.

“OTC” — The global Over-the-Counter market for the trading of gold which consists of transactions in spot, forwards, and options and other derivatives.

“Ounce” — A troy ounce, equal to 1.0971428 ounces avoirdupois. “Avoirdupois” is the system of weights used in the U.S. and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.

“Plans” — Employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or section 4975 of the Code.

“SEC” — The Securities and Exchange Commission.

“Securities Act” — The United States Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the iShares.

“Sponsor” — BlackRock Asset Management International Inc., an indirect subsidiary of BlackRock, Inc.

“TOCOM” — The Tokyo Commodity Exchange.

“Tonne” — One metric tonne which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Trust” — The iShares® COMEX® Gold Trust, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement” — The First Amended and Restated Depositary Trust Agreement dated as of February 6, 2007, as amended through the date of this Prospectus, among BlackRock Institutional Trust Company, N.A., the sponsor, The Bank of New York Mellon, the registered and beneficial owners from time to time of iShares and all persons that deposit gold for creation of iShares under which the trust is governed.

“Trustee” — The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers.

“Unallocated” — Gold is said to be held in unallocated form at a custodian when the person in whose name gold is so held is entitled to receive delivery of gold in the amount standing to the credit of that person’s account, but that person has no ownership interest in any particular gold that the custodian maintaining the account owns or holds. In contrast, gold is held in “allocated” form when specific bars of gold held by the custodian are identified as the property of the person holding the “allocated” account.

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

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PROSPECTUS SUMMARY

Although the sponsor believes that this summary is materially complete, you should read the entire prospectus, including “Risk Factors” beginning on page 7, before making an investment decision about the iShares.

Trust Structure, the Sponsor, the Trustee and the Custodians

The trust was formed on January 21, 2005 when an initial deposit of gold was made in exchange for the issuance of three Baskets. The purpose of the trust is to own gold transferred to the trust in exchange for shares issued by the trust (“iShares”). Each iShare represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of gold held by custodians on behalf of the trust. However, there may be situations where the trust will unexpectedly hold cash. For example, a claim may arise against a third party, which is settled in cash. In situations where the trust unexpectedly receives cash or other assets, no new iShares will be issued until after the record date for the distribution of such cash or other property has passed.

The sponsor of the trust is BlackRock Asset Management International Inc., a Delaware corporation and a subsidiary of BlackRock, Inc. The iShares are not obligations of, and are not guaranteed by, BlackRock Asset Management International Inc., or any of its subsidiaries or affiliates.

The trust is governed by the provisions of the First Amended and Restated Depositary Trust Agreement as amended from time to time, (the “Trust Agreement”) executed on February 6, 2007 by the sponsor, its predecessor and the trustee.

The trust issues iShares only in Baskets of 50,000 or integral multiples thereof. Baskets of iShares may be redeemed by the trust in exchange for the amount of gold corresponding to their redemption value. Individual iShares will not be redeemed by the trust, but are listed and trade on NYSE Arca under the symbol “IAU”. The objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time, less the trust’s expenses and liabilities. The material terms of the trust are discussed in greater detail under the section “Description of the iShares and the Trust Agreement”. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodians’ fees, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The sponsor does not exercise day-to-day oversight over the trustee or the custodians. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The trustee is The Bank of New York Mellon and The Bank of Nova Scotia and JPMorgan Chase Bank, N.A., London branch, are the custodians.

The trustee is responsible for the day-to-day administration of the trust. The responsibilities of the trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodians the receipt and delivery of gold transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s gold as needed to cover the trust’s expenses. For a more detailed description of the role and responsibilities of the trustee see “Description of the iShares and the Trust Agreement” and “The Trustee.”

The custodians are responsible for safekeeping the gold owned by the trust. Each custodian is appointed by the trustee and is responsible to the trustee only. The general role and responsibilities of the custodians are further described in “The Custodians.” A custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total value of the trust’s gold held by such custodian exceeds the amount specified in such custodian’s custody agreement. If the total limit available to the trustee under existing custody agreements is exceeded, it is anticipated that the trustee, with the consent of the sponsor, will retain an additional custodian. If an additional custodian becomes necessary, the trustee will seek to hire the additional custodian under terms and conditions substantially similar to those in the custody agreements at the time in effect. However, it may not be possible for the trustee to locate at that time an additional custodian that agrees to exactly the same terms of the agreements at the time in effect. As a result, the new agreement may differ from the current ones with respect to issues like duration, fees, maximum amount of gold that the additional custodian will hold on behalf of the trust, scope of the additional custodian’s liability and the additional custodian’s standard of care.

Trust Objective

The objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time, less the trust’s expenses and liabilities. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold. The trust receives gold deposited with it in exchange for the creation of Baskets of iShares, sells gold as necessary to cover the trust expenses and other liabilities and delivers gold in exchange for Baskets of iShares surrendered to it for redemption.

The iShares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. Although the iShares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market. An investment in iShares is:

Backed by gold held by custodians on behalf of the trust.

The iShares are backed by gold, identified on the custodians’ books as the property of the trust and held by the custodians in the vicinity of New York, Toronto, Montreal, London and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell iShares through traditional brokerage accounts at prices expected to be less than the amount required for currently existing means of investing in physical gold. iShares are eligible for margin accounts.

Listed.

The iShares are listed and trade on NYSE Arca under the symbol “IAU”.

Relatively cost efficient.

Because the expenses involved in an investment in physical gold are dispersed among all holders of iShares, an investment in iShares may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold. See “Business of the Trust—Trust Objective”.

Principal Offices

The sponsor’s office is located at 400 Howard Street, San Francisco, CA 94105. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The Bank of Nova Scotia is located at One Liberty Plaza, New York, New York, 10006. JPMorgan Chase Bank, N.A., London branch, is located at 125 London Wall, London, England.

THE OFFERING

Offering	The iShares represent units of fractional undivided beneficial interest in the net assets of the trust.

Use of proceeds	Proceeds received by the trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the custodians on behalf of the trust until (i) distributed to Authorized Participants in connection with a redemption of Baskets or (ii) sold to pay the fee due to the sponsor and trust expenses or liabilities not assumed by the sponsor.

NYSE Arca symbol	IAU

CUSIP	464285105

Creation and redemption	The trust issues and redeems Baskets of iShares on a continuous basis (a Basket equals 50,000 iShares). Baskets of iShares are only issued or redeemed in exchange for an amount of gold determined by the trustee on each day that NYSE Arca is open for regular trading. No iShares are issued unless one of the custodians has allocated to the trust’s account with such custodian (except for an unallocated amount of gold not in excess of 430 ounces), the corresponding amount of gold. Initially, a Basket required delivery of 5,000 fine ounces of gold. The amount of gold necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the trust, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. On June 24, 2010 after giving effect to the ten for one share split that occurred on that date, creation of a Basket required delivery of 489.368 fine ounces of gold. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets. See “Description of the iShares and the Trust Agreement” for more details.

Net Asset Value	The net asset value of the trust is obtained by subtracting the trust’s expenses and liabilities on any day from the value of the gold owned by the trust on that day; the net asset value per iShare, or NAV, is obtained by dividing the net asset value of the trust on a given day by the number of iShares outstanding on that date. On each day on which NYSE Arca is open for regular trading, the trustee determines the NAV as promptly as practicable after 4:00 p.m. (New York time). The trustee values the trust’s gold on the basis of that day’s announced COMEX settlement price for the spot month gold futures contract (the futures contract closest to maturity on that day). If there is no COMEX settlement price for spot month gold futures on that day, the trustee is authorized to use the most recently announced COMEX settlement price for spot month gold futures unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation. See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value.”

Trust expenses	The trust’s only ordinary recurring expense is expected to be the remuneration due to the sponsor (the “sponsor’s fee”). In exchange for the sponsor’s fee, the sponsor has agreed to assume the following administrative and marketing expenses of the trust: the trustee’s fee, the custodians’ fees, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The sponsor’s fee is accrued daily at an annualized rate equal to 0.25% of the adjusted net asset value of the trust and is payable monthly in arrears. The trustee sells gold from time to time in such quantity as is necessary to permit payment of the sponsor’s fee and may also sell gold in such quantities as may be necessary to permit the payment of trust expenses and liabilities not assumed by the sponsor. The trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold may vary from time to time depending on the level of the trust’s expenses and liabilities and the market price of gold. See “Business of the Trust—Trust Expenses” and “Description of the iShares and the Trust Agreement—Trust Expenses and Gold Sales.”

Tax Considerations	Owners of iShares are treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the trust. They are also viewed as if they directly received a corresponding share of any income of the trust, or as if they had incurred a corresponding share of the expenses of the trust. Consequently, each sale of gold by the trust constitutes a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Owners of iShares do not have any voting rights. See “Description of the iShares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions	The trustee may suspend the delivery or registration of transfers of iShares, or may refuse a particular deposit or transfer at any time, if the trustee or the sponsor think it advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca or COMEX is suspended or restricted, or one or both exchanges are closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. See “Description of the iShares and the Trust Agreement—Requirements for Trustee Actions.”

Limitation on Liability

The sponsor and the trustee:

•   are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•   are not liable for the exercise of discretion permitted under the Trust Agreement; and

•   have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

See “Description of the iShares and the Trust Agreement—Limitations on Obligations and Liability.”

Termination events	The trustee will terminate the Trust Agreement if:

• the trustee is notified that the iShares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;

• holders of at least 75% of the outstanding iShares notify the trustee that they elect to terminate the trust;

• 60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

• the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

•   the aggregate market capitalization of the trust, based on the closing price for the iShares, was less than $350 million for five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

• the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

•   the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

If not terminated earlier by the trustee, the trust will terminate on January 19, 2045. See “Description of the iShares and the Trust Agreement—Amendment and Termination.” After termination of the trust, the trustee will deliver trust property upon surrender and cancellation of iShares and, ninety days after termination, may sell any remaining trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrendered their iShares for cancellation. See “Description of the iShares and the Trust Agreement—Amendment and Termination.”

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the trustee (the Authorized Participant Agreement) and be in a position to transfer gold to, and take delivery of gold from, at least one of the custodians through one or more gold accounts. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold in connection with such creations or redemptions. A list of the current Authorized Participants can be obtained from the trustee or the sponsor.

Clearance and settlement	The iShares are issued in book-entry form only. Transactions in iShares clear through the facilities of DTC. Investors may hold their iShares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

SUMMARY FINANCIAL CONDITION

As of the close of business on June 23, 2010, the net asset value of the trust was $3,369,957,882 and the NAV was $12.08, after giving effect to the ten-for-one share split effective June 24, 2010.

Selected financial data after giving effect to the ten-for-one share split effective on June 24, 2010:

	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005*
Total assets	$1,914,867	$1,448,373	$1,004,140	$745,229	$316,959
Total gain on sales and distributions of gold	$70,067	$82,241	$3,770	$5,395	$8,297
Net income (loss)	$60,970	$75,276	$(507)	$2,348	$7,309
Weighted-average shares outstanding	236,867,123	202,500,000	154,239,726	126,079,452	58,815,942
Net income (loss) per share	$0.26	$0.37	$(0.00)	$0.02	$0.12
Net cash flows	$—	$—	$—	$—	$—

*	For the period from January 21, 2005 (date of inception) to December 31, 2005.

RISK FACTORS

Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Because the iShares are created to reflect the price of the gold held by the trust, the market price of the iShares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold iShares for a short-, mid- or long-term.

iShares are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. Because the value of iShares depends on the price of gold, it is subject to fluctuations similar to those affecting gold prices. The price of gold has fluctuated widely over the past several years. If gold markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the iShares will change widely and in an unpredictable manner. This exposes your investment in iShares to potential losses if you need to sell your iShares at a time when the price of gold is lower than it was when you made your investment in iShares. Even if you are able to hold iShares for the mid- or long-term you may never have a profit, because gold markets have historically experienced extended periods of flat or declining prices.

Following an investment in iShares, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of iShares. Among them:

•

Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the iShares will be adversely affected.

•

A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the iShares.

•

A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the iShares.

Conversely, several factors may trigger a temporary increase in the price of gold prior to your investment in the iShares. If that is the case, you will be buying iShares at prices affected by the temporarily high prices of gold, and you may incur losses when the causes for the temporary increase disappear.

The amount of gold represented by the iShares will continue to decrease over the life of the trust due to the sales necessary to pay the sponsor’s fee and trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the iShares will also decline and you will lose money on your investment in iShares.

Although the sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the trust, not all trust expenses have been assumed by the sponsor. For example, any taxes and other governmental charges that may be imposed on the trust’s property will not be paid by the sponsor. As part of its agreement to assume some of the trust’s ordinary administrative expenses, the sponsor has agreed to pay legal fees and expenses of the trust not in excess of $100,000 per annum. Any legal fees and expenses in excess of that amount will be the responsibility of the trust.

Because the trust does not have any income, it needs to sell gold to cover the sponsor’s fee and expenses not assumed by the sponsor. The trust may also be subject to other liabilities (for example, as a result of litigation) which have also not been assumed by the sponsor. The only source of funds to cover those liabilities will be sales of gold held by the trust. Even if there are no expenses other than those assumed by the sponsor, and there are no other liabilities of the trust, the trustee will still need to sell gold to pay the sponsor’s fee. The result of these periodic sales is that the amount of gold represented by each iShare will decrease. New deposits of gold, received in exchange for new iShares issued by the trust, do not reverse this trend.

A decrease in the amount of gold represented by each iShare results in a decrease in its price even if the price of gold has not changed. To retain the iShare’s original price, the price of gold has to increase. Without that increase, the lower amount of gold represented by the iShare will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lower amount of gold represented by each iShare, you will sustain losses on your investment in iShares.

An increase in the trust expenses not assumed by the sponsor, or the existence of unexpected liabilities affecting the trust, will force the trustee to sell larger amounts of gold, and will result in a more rapid decrease of the amount of gold represented by each iShare and a corresponding decrease in its value.

The trust is a passive investment vehicle. This means that the value of your iShares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

The trustee does not actively manage the gold held by the trust. This means that the trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the trust will adversely affect the value of your iShares.

The price received upon the sale of iShares may be less than the value of the gold represented by them.

The result obtained by subtracting the trust’s expenses and liabilities on any day from the price of the gold owned by the trust on that day is the net asset value of the trust which, when divided by the number of iShares outstanding on that date, results in the net asset value per iShare, or NAV.

iShares may trade at, above or below their NAV. The NAV of iShares will fluctuate with changes in the market value of the trust’s assets. The trading prices of iShares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per iShare may be influenced by non-concurrent trading hours between the major gold markets and NYSE Arca. While the iShares will trade on NYSE Arca until 4:00 p.m. New York time, liquidity in the market for gold will be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on iShares, may widen.

The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors in iShares.

The trust will have limited duration. If certain events occur, at any time, the trustee will have to terminate the trust. Otherwise, the trust will terminate automatically after forty years. See “Description of the iShares and the Trust Agreement—Amendment and Termination” for more information about the termination of the trust, including when events outside the control of the sponsor, the trustee or the Shareholders may prompt the trust’s termination.

Upon termination of the trust, the trustee will sell gold in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the trust. The remaining gold will be distributed among investors surrendering iShares. Any gold remaining in the possession of the trustee after 90 days may be sold by the trustee and the proceeds of the sale will be held by the trustee until claimed by any remaining holders of iShares. Sales of gold in connection with the liquidation of the trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in iShares.

There may be situations where an Authorized Participant is unable to redeem a Basket of shares. To the extent the value of gold decreases, these delays may result in a decrease in the value of the gold the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all shareholders in the secondary market.

Although iShares surrendered by Authorized Participants in Basket-size aggregations are redeemable in exchange for the underlying amount of gold, redemptions may be suspended during any period while regular trading on NYSE Arca or COMEX is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate gold. If any of these events occurs at a time when an Authorized Participant intends to redeem iShares, and the price of gold decreases before such Authorized Participant is able again to surrender for redemption Baskets of iShares, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the gold received from the trust upon the redemption of its iShares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in iShares during periods of suspension, decreasing the number of potential buyers of iShares in the secondary market and, therefore, the price a shareholder may receive upon sale.

The liquidity of the iShares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one or more Authorized Participants which have substantial interests in iShares withdraw from participation, the liquidity of the iShares will likely decrease which could adversely affect the market price of the iShares and result in your incurring a loss on your investment.

Authorized Participants with large holdings may choose to terminate the trust.

Holders of 75% of the iShares have the power to terminate the trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in gold through the vehicle of the trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the trust.

The lack of an active trading market for the iShares may result in losses on your investment at the time of disposition of your iShares.

Although iShares are listed for trading on NYSE Arca, you should not assume that an active trading market for the iShares will develop or be maintained. If you need to sell your iShares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your iShares (assuming you are able to sell them).

If the process of creation and redemption of Baskets of iShares encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the iShares closely linked to the price of gold may not exist and, as a result, the price of the iShares may fall.

If the processes of creation and redemption of shares (which depend on timely transfers of gold to and by one of the trust’s custodians) encounter any unanticipated difficulties, potential market participants who would otherwise be willing to purchase or redeem Baskets of iShares to take advantage of any arbitrage opportunity arising from discrepancies between the price of the iShares and the price of the underlying gold may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of the iShares may decline and the price of the iShares may fluctuate independently of the price of gold and may fall.

As an owner of iShares, you will not have the rights normally associated with ownership of other types of shares.

iShares are not entitled to the same rights as shares issued by a corporation. By acquiring iShares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your iShares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under “Description of the iShares and the Trust Agreement”.

As an owner of iShares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, or the protections afforded by the Commodity Exchange Act of 1936.

The trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of iShares do not have the regulatory protections provided to investors in investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads do not apply to the trust.

The trust does not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (CEA), as administered by the Commodity Futures Trading Commission (CFTC). Furthermore, the Trust is not a commodity pool for purposes of the CEA, and its sponsor is not subject to regulation by the CFTC as a commodity pool operator, or a commodity trading advisor. Consequently, the owner of iShares does not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools. Consequently, the trustee is not subject to registration as a commodity pool operator and the owners of iShares do not receive the disclosure document and certified annual report required to be delivered by a commodity pool operator.

The value of the iShares will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss.

The responsibility of a custodian for loss or damage to the trust’s gold is not unlimited. Each agreement with a custodian contemplates that under certain circumstances the custodian will not be responsible for loss or damage to the trust’s gold in the custodian’s possession. For example, losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian will be sustained by the trust. Any loss of gold owned by the trust will result in a corresponding loss in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the iShares are traded on NYSE Arca.

Gold transferred to the trust in connection with the creation of Baskets of iShares may not be of the quality required under the Trust Agreement. The trust will sustain a loss if the trustee issues iShares in exchange for gold of inferior quality and that loss will adversely affect the value of all existing iShares.

The procedures agreed to with the custodians contemplate that each custodian must undertake certain tasks in connection with the inspection of gold delivered by Authorized Participants in exchange for Baskets of iShares. The Custodian’s inspection includes review of the corresponding bar list to ensure that it accurately describes the weight, fineness, refiner marks and bar numbers appearing on the gold bars, but does not include any chemical or other tests designed to verify that the gold received does, in fact, meet the purity requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of gold that fails to meet these purity standards. Each person that deposits gold in the trust is liable to the trust if that gold does not meet the requirements of the Trust Agreement. A custodian will not be responsible or liable to the trust or to any investor in the event any gold otherwise properly inspected by it does not meet the purity requirements contained in the Trust Agreement. To the extent that Baskets of iShares are issued in exchange for gold of inferior quality and the trust is not able to recover damages from the person that deposited that gold, the total value of the assets of the trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the iShares trade on NYSE Arca will also be adversely affected.

The value of the iShares will be adversely affected if the trust is required to indemnify the sponsor or a custodian as contemplated in the Trust Agreement and the custody agreements.

Under the Trust Agreement, the sponsor has a right to be indemnified from the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. Similarly, each custody agreement provides for indemnification of the custodian by the trust under certain circumstances. That means that it may be necessary to sell assets of the trust to cover losses or liability suffered by the sponsor or a custodian. Any sale of that kind would reduce the net asset value of the trust and the value of the iShares.

USE OF PROCEEDS

Proceeds received by the trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by custodians on behalf of the trust until (i) distributed to Authorized Participants in connection with redemptions of Baskets or (ii) sold to pay fees due to the sponsor and trust expenses and liabilities not assumed by the sponsor. See “Business of the Trust—Trust Expenses”.

THE GOLD INDUSTRY

Introduction

This section provides a brief introduction to the gold industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the “official” sector (i.e., central banks) in the market.

Market Participants

The participants in the world gold market may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector; and the manufacturing sector. A brief description of each follows.

Mining and Producer Sector

This group includes mining companies that specialize in gold and silver production; mining companies that produce gold as a by-product of other production (such as a copper or silver producer); scrap merchants and recyclers.

Banking Sector

Bullion banks provide a variety of services to the gold market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical gold purchases and sales, hedging and risk management, inventory management for industrial users and consumers, and gold deposit and loan instruments.

The Official Sector

The official sector encompasses the activities of the various central banking operations of gold-holding countries. In September 1999 a group of 15 central banks acting to clarify their intentions with respect to their gold holdings signed the Central Bank Gold Agreement commonly called the “Washington Accord on Gold”. The signatories included the European Central Bank and the central banks of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, and England. The original agreement limited incremental sales by the 15 signatories to 400 tonnes per annum over the ensuing five-year period. The original Washington Accord on Gold expired in September 2004, and was renewed by almost all of the original signatories for a second five-year period (England did not renew in 2004). The second Washington Accord Agreement expired in September 2009 and was renewed again by all signatories of the second agreement for a third five-year period. In addition, the central banks of Cyprus, Greece, Malta, Slovakia and Slovenia signed the 2009 accord. The current per annum limit on gold sales is 400 tonnes, with total sales not to exceed 2,000 tonnes in the five-year period.

The Investment Sector

This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

The Manufacturing Sector

The fabrication and manufacturing sector represents all the commercial and industrial users of gold for whom gold is a daily part of their business. The jewelry industry is a large user of gold. Other industrial users of gold include the electronics and dental industries.

World Gold Supply and Demand (2000-2009)

The following table sets forth a summary of the world gold supply and demand from 2000-2009:

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
(Tonnes)(1)
Supply
Mine production	2,620	2,646	2,618	2,623	2,494	2,549	2,483	2,473	2,409	2,572
Official sector sales	479	520	547	620	479	663	365	484	232	41
Old gold scrap	620	749	874	986	881	902	1,133	982	1,816	1,674
Implied net disinvestment	299	—	—	—	12	—	—	—	—	—

Total Supply	4,018	3,915	4,038	4,228	3,866	4,115	3,981	3,939	3,957	4,287

Demand
Fabrication
Jewelry	3,205	3,009	2,662	2,484	2,616	2,718	2,298	2,417	2,193	1,759
Other	557	474	481	515	555	581	650	672	696	658

Total Fabrication	3,762	3,483	3,143	2,999	3,172	3,299	2,948	3,089	2,889	2,417
Bar hoarding	242	261	264	180	257	264	235	236	386	187
Net producer de-hedging	15	151	412	289	438	92	434	444	352	254
Implied net investment	—	20	220	760	—	459	365	169	330	1,429

Total Demand	4,018	3,915	4,038	4,228	3,866	4,115	3,981	3,939	3,957	4,287

Gold Price (London PM, US$/oz)	279.10	271.04	309.68	363.32	409.17	444.45	603.77	695.39	871.96	972.35

Note: Totals may not add due to independent rounding.

(1)	“Tonne” refers to one metric tonne. This is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

Source: Gold Survey 2010, GFMS Limited

Historical Chart of the Price of Gold

The price of gold is volatile and its fluctuations are expected to have a direct impact on the value of the iShares. However, movements in the price of gold in the past, and any past or present trends, are not a reliable indicator of future movements. Movements may be influenced by various factors, including announcements from central banks regarding a country’s reserve gold holdings, agreements among central banks, fluctuations in the value of the U.S. dollar, political uncertainties around the world, and economic concerns.

This section of the prospectus identifies recent movements of the gold price and the historical events surrounding these movements. For the purposes of this discussion, “gold prices” refers to the settlement price for the COMEX spot month gold futures contract. The COMEX settlement price for the spot month gold futures contract and the New York spot price for physical gold are closely related, as they both pertain to the price of gold for New York delivery in two business days. Any divergence between the two prices creates an arbitrage opportunity and is, therefore, limited. The sponsor estimates that for the period from December 1999 through May 2010, the daily settlement price for the COMEX spot month gold futures contract and the closing spot prices for physical gold reported by Bloomberg have a 0.9818 correlation. During that period, other than in the week of September 11, 2001 (during which the COMEX did not conduct normal trading operations due to the attack on the nearby World Trade Center), the difference between the two prices was equal to or exceeded 1% on a total of forty-seven trading days. The sponsor has no reason to believe that the generally high degree of correlation between the prices will not exist in the future. However, the price relationship over a previous period is not necessarily indicative of relative prices on any particular future date.

The following chart provides a historical background on COMEX Gold Spot Settlement prices for the period December 1999 to May 2010.

Source: COMEX Division of the New York Mercantile Exchange, Inc; Bloomberg.

The price of gold (in U.S. dollars) declined over the period from 1998 to 1999. The decline in the price of gold during this period was related to a number of factors including, among other things, a strong U.S. dollar (which, historically, has often been negatively correlated with the price of gold), significant forward sales of gold by producers (increasing supply) and selling pressure from speculators betting on falling gold prices.

The trends that, in general, resulted in falling gold prices from 1998 to 1999 began to change in the second half of 1999. On September 23, 1999, gold prices had recovered to $265.50 per ounce. Furthermore, the announcement of the Central Bank Gold Agreement preceded a sharp rally in the price of gold. Gold prices hit a high of $324.50 on October 6, 1999. However, despite the Central Bank Gold Agreement, prices gradually began to decrease in the fourth quarter of 1999 and through May 2000 for a variety of possible reasons, notably continued strength in the U.S. dollar and U.S. equity markets and a fall in physical demand upon the turn of the millennium.

The ongoing recovery in the gold price began in 2001. First, declining U.S. interest rates resulted in a fall in the contango (i.e., the premium available on gold for future delivery), which reduced the returns available to producers for forward sales. Second, several mining companies reduced or eliminated their hedging activities in 2001 in response to pressure from shareholders seeking greater leverage to the price of gold, thereby reducing the amount of gold supply entering the market. This led a number of speculators and others who were short gold to close out short positions, further increasing demand. Finally, the terrorist attacks of September 11, 2001 and their political, military, and economic implications led to a sharp rise in the gold price, although gains somewhat moderated by year end.

Between 2002 and 2004 the price of gold in U.S. dollars continued to rise due to a number of factors, including the decline in the U.S. dollar against other currencies, the poor performance of U.S. and other major equities markets, a surge in investment demand in commodities as an asset class generally and gold specifically, the renewal of the Central Bank Gold Agreement in 2004, and continued reduction in forward selling by mining companies. It is important to note that central bank gold sales continued over the period and, indeed, the second Central Bank Gold Agreement increased the potential size of sales by the signatories under the agreement. This increase in the price of gold during this period was the first such gain over a three year period since the early 1990s.

After a rapid rise starting in the second half of 2005 through mid-2006, there was a period of short decline and sideways volatility in the price of gold lasting through the end of that year. Although the peak was over $700 per ounce in May 2006, the more typical range was between $550 and $660 per ounce during that period. Until about August of 2007, prices were below that high, but since have moved up strongly, reaching a new high of $1,003 on March 18, 2008, and ending at $884 per ounce on December 31, 2008. Gold prices were quite volatile between the March 2008 high and the end of December 2008 with run-ups and falls of over $150 in each direction. The gyrating price movements reflect the battles between inflationary and deflationary pressures, US Dollar strengthening against many major currencies and global economic uncertainty going into 2009. Gold prices continued its upward trend in 2009, closing at $1,040 per ounce on October 30, 2009. Gold saw one of the largest monthly price increases on record in November 2009, jumping 13.6%. After rallying to a record high of $1,218.25 per ounce in early December 2009, it fell back down to $1,095.20 per ounce to close the 2009 year. This still resulted in a gain of over 24% for the year. Upward price movement for COMEX Gold Spot Settlement has continued in 2010, with previous record highs per ounce in 2009 being surpassed by a new record high of $1,242.70 per ounce on May 12, 2010. The increase in price can be largely attributed to a number of factors, including investors’ outlook toward inflation, current interest rate environment, and increased appetite for physical assets.

OPERATION OF THE GOLD MARKET

Futures Exchanges

The most significant gold futures exchanges are the COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and the Tokyo Commodity Exchange (TOCOM). The COMEX is the largest exchange in the world for trading metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982.

COMEX

Future exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. Future contracts are defined by the exchange for each commodity. For each commodity traded, this contract specifies the precise quality and quantity standards. The contract’s terms and conditions also define the location and timing of physical delivery.

An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. The prices at which each commodity trades throughout the day serve as world benchmarks. They are immediately transmitted around the world by a wide variety of price-reporting services under arrangement with the exchange. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, gold trades almost 24 hours a day, five business days a week.

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to insure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to insure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to insure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement.

Gold futures opened for trading on the COMEX on December 31, 1974, coinciding with the lifting of the Government’s ban on gold ownership by private citizens in the United States.

The clearing system of NYMEX seeks to minimize credit risk exposure for NYMEX participants. The system binds all the members through both financial deposits and other commitments into a unitary system guaranteeing the performance of each other and their customers. The NYMEX clearinghouse operates this system by holding member firms’ funds on deposit, who in turn hold their member and non-member customer funds. The clearinghouse acts as fiscal transfer agent moving funds from account to account on a daily basis as dictated by price changes. The clearinghouse also insures that trading is conducted in an orderly manner by matching trades and maintaining the delivery process.

The COMEX rules and procedures seek to insure the integrity of the trading process. They are complemented by a system designed to insure the quality of the physical gold used for delivery under the futures contracts. For gold to be eligible for delivery upon a COMEX contract, it must be deposited into an exchange-licensed depository from a source that is capable of guaranteeing the gold’s quality. The three sources include: (1) a refiner approved for COMEX gold delivery, (2) an assayer approved to assay such gold, or (3) from another licensed depository, when it entered that depository via either (1) or (2). Gold can only be moved from any of these sources by a COMEX-approved deliverer. Throughout every step, the gold bar must be accompanied by a complete documentary history of its movement. If this chain of integrity is broken at any point, the bar is not eligible and either must be re-assayed to prove its quality or sent back to the refinery to be recast.

The trading unit of COMEX gold futures contracts is 100 troy ounces. Gold bars tendered for delivery can be cast in the form of either one bar or three one-kilogram bars. In either form, the gross weight of the bar or bars tendered for each contract must be within a five-percent tolerance. The bars must assay at not less than 995 fineness, i.e. 99.5% pure gold. The weight, fineness, bar number and identifying stamp of the refiner must be clearly incised on each bar by the approved refiner. The buyer taking delivery pays for the actual gold content, called the fine weight, in the bar. The fine weight is determined by multiplying the gross weight of the bar or bars tendered for each contract by their fineness. For example, a bar with a gross weight of 100 oz. with a fineness of 995, has a fine weight of 99.5 troy ounces. Delivery of COMEX gold is based on negotiable warehouse receipts, called warrants, for specific bars identified on the receipt which are stored in licensed depositories located in New York City.

All procedures described above are set forth in the COMEX rules and regulations as in effect as of the date of this prospectus. These rules and regulations are established by the Board of Directors of the NYMEX and subject to change by that body.

Exchange Regulation

In the United States, commodity futures trading, and the markets where it is conducted, are regulated under the federal Commodity Exchange Act, which is administered by the CFTC, an independent agency of the federal government. The CFTC oversees the operation of the U.S. commodity futures markets, including COMEX. One of the principal public policy objectives of the Commodity Exchange Act is to insure the integrity of the markets it oversees and the reliability of the prices of trades on those markets. The Commodity Exchange Act and CFTC require markets, including COMEX, to have rules and procedures to prevent market manipulation, abusive trade practice and fraud and the CFTC conducts regular review of the markets’ rule enforcement programs.

Over-the-Counter Market

The OTC gold market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global 24-hour per day market, its main centers are London, New York and Zurich.

Ten members of the LBMA, the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market, act as OTC market-makers and most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC gold trading industry standards. The LBMA’s “London Good Delivery Lists”, identify approved refiners of gold. In the OTC market, gold that meets the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA are “London Good Delivery Bars.” A London Good Delivery Bar (typically called a “400 ounce bar”) must contain between 350 and 430 fine troy ounces of gold (1 troy ounce = 31.1034768 grams), with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of refiners who are on the LBMA-approved list. A London Gold Delivery Bar, which is acceptable for settlement of any OTC transaction will be acceptable for delivery to the trust in connection with the issuance of Baskets of iShares.

London Market Regulation

Regulation of the London gold market’s participants, including the major participating members of the LBMA is the responsibility of the Financial Services Authority (FSA) pursuant to the Financial Services and Markets Act 2000 (FSM Act). This law makes all UK-based banks and investment firms, subject to certain fitness and properness, capital adequacy, liquidity, and systems and control requirements. Spot, commercial forwards, and deposits of gold not covered by the FSM Act is subject to The London Code of Conduct for Non-Investment Products, which was established by market participants in conjunction with the Bank of England.

Not a Regulated Commodity Pool

The trust does not trade in gold futures contracts on COMEX or on any other futures exchange. The trust takes delivery of physical gold that complies with the COMEX gold delivery rules or the LBMA gold delivery rules. Because the trust does not trade in gold futures contracts on any futures exchange, the trust is not regulated by the CFTC under the Commodity Exchange Act as a “commodity pool,” and is not operated by a CFTC-regulated commodity pool operator. Investors in the trust do not receive the regulatory protections afforded to investors in regulated commodity pools, nor may COMEX or any futures exchange enforce its rules with respect to the trust’s activities. In addition, investors in the trust do not benefit from the protections afforded to investors in gold futures contracts on regulated futures exchanges.

Other Methods of Investing in Gold

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust.

BUSINESS OF THE TRUST

The activities of the trust are limited to (1) issuing Baskets of iShares in exchange for the gold deposited with the custodians as consideration, (2) selling gold as necessary to cover the sponsor’s fee, trust expenses not assumed by the sponsor and other liabilities and (3) delivering gold in exchange for Baskets of iShares surrendered for redemption. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold.

Trust Objective

The objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time less the trust’s expenses and liabilities. The iShares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in physical gold requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical gold being efficient only in amounts beyond the reach of many investors. The iShares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold, while at the same time having an intrinsic value that reflects, at any given time, the price of the gold owned by the trust at such time less the trust expenses and liabilities. Although the iShares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.

An investment in iShares is:

Backed by gold held by the custodians on behalf of the trust.

The iShares are backed by the assets of the trust. The trustee’s arrangements with each custodian contemplate that at the end of each business day there can be in the trust account at such custodian’s no more than 430 ounces of gold in an unallocated form. Accordingly, the bulk of the trust’s gold holdings is represented by physical gold, identified on the custodians’ books as the property of the trust and held by the custodians in the vicinity of New York, Toronto, Montreal, London and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell iShares through traditional brokerage accounts. Because the intrinsic value of each iShare is a function of the price of only a fraction of an ounce of gold held by the trust, the cash outlay necessary for an investment in iShares should be less than the amount required for currently existing means of investing in physical gold. iShares are eligible for margin accounts.

Listed.

The iShares are listed and trade on NYSE Arca under the symbol “IAU”.

Relatively cost efficient.

Because the expenses involved in an investment in physical gold are dispersed among all holders of iShares, an investment in iShares may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold.

Secondary Market Trading

While the objective of the trust is for the value of the iShares to reflect, at any given time, the price of gold owned by the trust at that time less the trust’s expenses and liabilities, iShares may trade at, above or below their NAV. The NAV of iShares will fluctuate with changes in the market value of the trust’s assets. The trading prices of iShares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and NYSE Arca. While the iShares trade on NYSE Arca until 4:00 p.m. New York time, liquidity in the market for gold may be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on iShares may widen. However, given that Baskets of iShares can be created and redeemed in exchange for the underlying amount of gold, the sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.

Valuation of Gold; Computation of Net Asset Value

On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the gold held by the trust and determines the net asset value of the trust. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading.

The trustee values the trust’s gold on the basis of that day’s announced COMEX settlement price for the spot month gold futures contract. At any point in time, the spot month contract is the futures contract then closest to maturity. If there is no announced COMEX settlement price for spot month gold futures on a business day, the trustee is authorized to use the most recently announced COMEX settlement price for spot month gold futures contracts unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation.

The COMEX daily settlement price for each gold futures contract is established by a subcommittee of COMEX members shortly after the close of trading in New York. The daily settlement price for each contract (delivery month) is derived from the daily settlement price for the most active futures contract month, which is not necessarily the spot month. That settlement price for the most active futures contract month is the average, rounded off to the nearest multiple of ten cents, of the highest and lowest price of the trades for that contract month reported during the last one minute of trading prior to the close of the market.

For all other gold futures contract months, which may include the spot month, the settlement prices are determined by COMEX based upon the differentials reflected in spread trades between adjacent months, such differentials being directly or indirectly related to the most active month. These differentials are determined by the average of the highest and lowest spread trades (trades based upon the differential between the price for two contract months) reported during the last fifteen minutes of trading prior to the close of the market. In the case that there were no such spread trades, the average of the bids and offers for spread transactions during that last fifteen-minute period are used. In the case that there were no such bids and offers during that time, the contracts are settled at prices consistent with the differentials for other contract months that were settled by the first or second method. If the third method is used, the subcommittee of the COMEX members establishing those settlement prices provides a record of the differentials from other contract months which formed the basis for those settlements.

If the COMEX establishes, with the approval of, or after regulatory notification to, the CFTC, rules for regularly determining a gold price that is different from that described above, the trustee, in consultation with the sponsor, may decide to evaluate the gold held by the trust using such other COMEX gold price, and the new price will become effective 60 days after notice of the trustee’s decision is sent to the holders of iShares.

Once the value of the gold has been determined, the trustee subtracts all accrued fees (other than the fees to be computed by reference to the value of the trust or its assets), expenses and other liabilities of the trust from the total value of the gold and all other assets of the trust. The resulting figure is the adjusted net asset value of the trust, which is used to compute all fees (including the trustee’s and the sponsor’s fees) which are calculated from the value of the trust’s assets.

To determine the net asset value of the trust, the trustee subtracts from the adjusted net asset value of the trust the amount of accrued fees computed from the value of the trust’s assets. The trustee also determines the NAV by dividing the net asset value of the trust by the number of the iShares outstanding at the time the computation is made.

Trust Expenses

The trust’s only ordinary recurring expense is expected to be the sponsor’s fee. In exchange for the sponsor’s fee the sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodians’ fees, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The sponsor’s fee is accrued daily at an annualized rate equal to 0.25% of the adjusted net asset value of the trust and is payable monthly in arrears. The trustee will, when directed by the sponsor, and, in the absence of such direction, may, in its discretion, sell gold in such quantity and at such times, as may be necessary to permit payment of the sponsor’s fee and of trust expenses or liabilities not assumed by the sponsor. The trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold will vary from time to time depending on the level of the trust’s expenses and the market price of gold. The custodians have agreed to purchase from the trust, at the request of the trustee, gold needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the gold held by the trust on the date of the sale.

Cash held by the trustee pending payment of the trust’s expenses will not bear any interest. Each sale of gold by the trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The trust sells gold to raise the funds needed for the payment of the sponsor’s fee and all trust expenses or liabilities not assumed by the sponsor. See “The Sponsor—The Sponsor’s Fee”. The purchase price received as consideration for such sales is the trust’s sole source of funds to cover its liabilities. The trust does not engage in any activity designed to derive a profit from changes in the price of gold. Gold not needed to redeem Baskets of iShares, or to cover the sponsor’s fee and trust expenses or liabilities not assumed by the trustee, will be held in physical form by the custodians (except for residual amounts not exceeding 430 ounces which will be held in unallocated form by each custodian on behalf of the trust). As a result of the recurring sales of gold necessary to pay the sponsor’s fee and the trust expenses or liabilities not assumed by the sponsor, the net asset value of the trust and, correspondingly, the fractional amount of gold represented by each iShare will decrease over the life of the trust. New deposits of gold, received in exchange for additional new Baskets issued by the trust, do not reverse this trend.

The following table, prepared by the sponsor, illustrates the anticipated impact of the sales of gold discussed above on the fractional amount of gold represented by each outstanding iShare. It assumes that the only sales of gold will be those needed to pay the sponsor’s fee and that the price of gold and the number of iShares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of gold represented by each iShare.

Calculation of NAV:
	Year 1	Year 2	Year 3
Hypothetical gold price per ounce	$1,000.00	$1,000.00	$1,000.00
Sponsor’s fee	0.25%	0.25%	0.25%
Shares of trust, beginning	1,000,000	1,000,000	1,000,000
Ounces of gold in trust, beginning	10,000.00	9,975.00	9,950.00
Beginning adjusted net asset value of the trust	$10,000,000	$9,975,000	$9,950,000
Ounces of gold to be sold to cover the sponsor’s fee*	25.00	24.94	24.88
Ounces of gold in trust, ending	9,975.00	9,950.00	9,925.00
Ending adjusted net asset value of the trust	$9,975,000	$9,950,000	$9,925,000
Ending NAV	$9.98	$9.95	$9.93

*	Sales occur daily, but the sponsor’s fee is payable monthly in arrears.

DESCRIPTION OF THE iSHARES AND THE TRUST AGREEMENT

The trust was formed on January 21, 2005 when an initial deposit of gold was made in exchange for the issuance of three Baskets. The purpose of the trust is to own gold transferred to the trust in exchange for iShares issued by the trust. The trust is governed by the Trust Agreement among the sponsor, the trustee, the registered holders and beneficial owners of iShares and all persons that deposit gold for the purpose of creating iShares. The Trust Agreement sets out the rights of depositors of gold and registered holders of iShares and the rights and obligations of the sponsor and the trustee. New York law governs the Trust Agreement, the trust and the iShares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part.

Each iShare represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of gold held by the custodians on behalf of the trust. However, the trust is expected to make daily sales of gold to pay the sponsor’s fee and to cover expenses and liabilities not assumed by the sponsor. Such sales result in the trust holding cash for brief periods of time. In addition, there may be other situations where the trust may hold cash. For example, a claim may arise against a custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of gold will be accepted (i.e., there will be no issuance of new iShares) until after the record date for the distribution of such cash or other property has passed. The trust issues iShares only in Baskets of 50,000 or integral multiples thereof. Baskets of iShares may be redeemed by the trust in exchange for the amount of gold represented by the aggregate number of iShares redeemed. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

Deposit of Gold; Issuance of Baskets of iShares

The trust creates and redeems iShares on a continuous basis but only in Baskets of 50,000 iShares. Upon the deposit of the corresponding amount of gold with one of the custodians, and the payment of the trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. Only Authorized Participants can deposit gold and receive Baskets of iShares in exchange. As of the date of this prospectus, Barclays Capital Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA), LLC, Deutsche Bank Securities Inc., EWT, LLC, Goldman Sachs & Co., Goldman Sachs Execution & Clearing L.P., J.P. Morgan Securities Inc., Knight Clearing Services LLC, Merrill Lynch Professional Clearing Corp., Newedge Group USA, PruGlobal Securities, LLC, Scotia Capital (USA) Inc. and Virtu Financial BD LLC are the only Authorized Participants. The sponsor and the trustee maintain a current list of Authorized Participants. Gold deposited with a custodian must either (a) meet the requirements to be delivered in settlement of a COMEX gold futures contract pursuant to rules adopted by COMEX, or (b) meet the London Good Delivery Standards.

Before making a deposit, the Authorized Participant must deliver to the trustee a written purchase order indicating the number of Baskets it intends to acquire and the location or locations where it expects to make the corresponding deposit of gold with one of the custodians. The trustee will acknowledge the purchase order unless it or the sponsor decides to refuse the deposit as described below under “Requirements for Trustee Actions.” The date the trustee receives that order determines the Basket Gold Amount the Authorized Participant needs to deposit. However, orders received by the trustee after 4:00 p.m. (New York time) on a business day are treated as received on the next following business day. The trustee has entered into custody agreements with the custodians which contain arrangements so that gold can be delivered in the vicinity of New York, Toronto, Canada, Montreal, Canada, London, England, or at other locations that may be authorized in the future.

If the trustee accepts the purchase order, it transmits to the Authorized Participant, via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the date such purchase order is received, or deemed received, a copy of the purchase order endorsed “Accepted” by the trustee and indicating the Basket Gold Amount that the Authorized Participant must deliver to one of the custodians in exchange for each Basket. Prior to the trustee’s acceptance as specified above, a purchase order only represents the Authorized Participant’s unilateral offer to deposit gold in exchange for Baskets of iShares and has no binding effect upon the trust, the trustee, any custodian or any other party.

The Basket Gold Amount necessary for the creation of a Basket changes from day to day. The initial Basket Gold Amount at the time of creation of the trust was 5,000 fine ounces of gold. On June 24, 2010, after the ten-for-one share split that became effective on that date, the Basket Gold Amount was 489.368 fine ounces of gold. On each day that NYSE Arca is open for regular trading, the trustee adjusts the quantity of gold constituting the Basket Gold Amount as appropriate to reflect sales of gold, any loss of gold that may occur, and accrued expenses. The computation is made by the trustee as promptly as practicable after 4:00 p.m. (New York time). See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value” for a description of how the COMEX determines settlement prices, including the settlement price for the spot month gold futures contract and how the trustee determines the NAV. The trustee determines the Basket Gold Amount for a given business day by multiplying the NAV by the number of iShares in each Basket (50,000) and dividing the resulting product by that day’s COMEX settlement price for the spot month gold futures contract. Fractions of a fine ounce of gold smaller than 0.001 fine ounce are disregarded for purposes of the computation of the Basket Gold Amount. The Basket Gold Amount so determined is communicated via facsimile or electronic mail message to all Authorized Participants, and available in the sponsor’s website for the iShares. NYSE Arca also publishes the Basket Gold Amount determined by the trustee as indicated above.

Because the sponsor has assumed what are expected to be most of the trust’s expenses, and the sponsor’s fee accrues daily at the same rate (i.e.,  1/365th of the net asset value of the trust multiplied by (0.25%), in the absence of any extraordinary expenses or liabilities the amount of gold by which the Basket Gold Amount decreases each day is predictable. The trustee intends to make available on each business day through the same channels used to disseminate the actual Basket Gold Amount determined by the trustee as indicated above an indicative Basket Gold Amount for the next business day. Authorized Participants may use that indicative Basket Gold Amount as guidance regarding the amount of gold that they may expect to have to deposit with one of the custodians in respect of purchase orders placed by them on such next business day and accepted by the trustee. The agreement entered with each Authorized Participant provides, however, that once a purchase order has been accepted by the trustee, the Authorized Participant will be required to deposit with one of the custodians the Basket Gold Amount determined by the trustee on the effective date of the purchase order.

No iShares are issued unless and until one of the custodians has informed the trustee that it has allocated to the trust’s account at such custodian’s (except that any amounts of less than 430 ounces may be held in such trust account on an unallocated basis) the corresponding amount of gold. In accordance with the procedures that the custodians have agreed to follow in connection with the creation of iShares, gold received by a custodian no later than 11:30 a.m. (local time at the place of delivery) is required to be allocated to the trust’s account at such custodian’s no later than 9:00 a.m. (New York time) on

(a) on the same day, if it is delivered to such custodian’s account at The Bank of England;

(b) the second business day thereafter, if it does not exceed

(i) 500,000 fine ounces, in the case of gold that, prior to the transaction, was already in the possession of the custodian (e.g. if the custodian held it for the account of the Authorized Participant party to the transaction), or

(ii) 50,000 fine ounces, in the case of gold which, prior to the transaction, was not in the possession of the custodian (i.e., gold that is first delivered in physical form to the custodian in connection with the transaction); or

(c) the fourth business day thereafter, in the case of more than 50,000 fine ounces but less than 100,000 fine ounces of gold that, prior to the transaction, was not in the possession of the custodian.

In all other cases, a custodian’s obligation is to allocate gold to the trust’s account as soon as practicable after its receipt at the custodian’s facilities.

Redemption of Baskets of iShares; Withdrawal of Gold

Authorized Participants, acting on authority of the registered holder of iShares, may surrender Baskets of iShares in exchange for the corresponding Basket Gold Amount announced by the trustee. Upon the surrender of such iShares and the payment of the trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the trustee will deliver to the order of the redeeming Authorized Participant the amount of gold corresponding to the redeemed Baskets. iShares can only be surrendered for redemption in Baskets of 50,000 iShares each.

Before surrendering Baskets of iShares for redemption, an Authorized Participant must deliver to the trustee a written request indicating the number of Baskets it intends to redeem and the location where it would like to take delivery of the gold represented by such Baskets. The date the trustee receives that order determines the Basket Gold Amount to be received in exchange. However, orders received by the trustee after 4:00 p.m. (New York time) on a business day are treated as received on the next following business day.

A custodian may make the gold available for collection at its office or at the office of a sub-custodian if the gold is being held by a sub-custodian. Gold is delivered at the locations designated by the trustee, in consultation with the custodians. Redeeming Authorized Participants are entitled to express a preference as to where they would like to have gold delivered, but have no right to receive delivery at a specified location.

Unless otherwise agreed to by the custodian making such delivery, gold is delivered to the redeeming Authorized Participants in the form of physical bars only (except that any amount of less than 430 ounces may be transferred to an unallocated account of or as ordered by, the redeeming Authorized Participant).

Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca or the COMEX is suspended or restricted or one or both exchanges are closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

Certificates Evidencing the iShares

The iShares are evidenced by certificates executed and delivered by the trustee on behalf of the trust. DTC has accepted the iShares for settlement through its book-entry settlement system. So long as the iShares are eligible for DTC settlement, there will be only one certificate evidencing shares that will be registered in the name of a nominee of DTC. Investors will be able to own iShares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing iShares. Because iShares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold iShares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the sponsor and trustee determine that there is more cash being held in the trust than is needed to pay the trust’s expenses for the next month, the trustee will distribute the extra cash to DTC.

If the trust receives any property other than gold or cash, the trustee will distribute that property to DTC by any means it thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the trustee will sell the property and distribute the net proceeds, in the same way as it does with cash.

Registered holders of iShares are entitled to receive these distributions in proportion to the number of iShares owned. Before making a distribution, the trustee may deduct any applicable withholding taxes and any fees and expenses of the trust that have not been paid. The trustee distributes only whole United States dollars and cents and is not required to round fractional cents to the nearest whole cent. The trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

iShares do not have any voting rights. However, registered holders of at least 25% of the iShares have the right to require the trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the iShares have the right to require the trustee to terminate the Trust Agreement as described below.

Fees and Expenses of the Trustee

•

Each deposit of gold for the creation of Baskets of iShares and each surrender of Baskets of iShares for the purpose of withdrawing trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the trustee of a fee of $500 (or such other fee as the trustee, with the prior written consent of the sponsor, may from time to time announce).

•

The trustee will be entitled to reimburse itself from the assets of the trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the trust or in connection with any discretionary action the trustee may take to protect the trust or the interests of the holders.

Trust Expenses and Gold Sales

In addition to the fee payable to the sponsor (See “The Sponsor—The Sponsor’s Fee”), the following expenses are paid out of the assets of the trust:

•	any expenses or liabilities of the trust that are not assumed by the sponsor;

•	any taxes and other governmental charges that may fall on the trust or its property;

•	expenses and costs of any action taken by the trustee or the sponsor to protect the trust and the rights and interests of holders of iShares; and

•	any indemnification of the sponsor as described below.

The trustee sells the trust’s gold from time to time as necessary to permit payment of the fees and expenses that the trust is required to pay. See “Business of the Trust—Trust Expenses.”

The trustee is not responsible for any depreciation or loss incurred by reason of sales of gold made in compliance with the Trust Agreement.

Payment of Taxes

The trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of iShares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Gold and the Trust Assets

See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value”.

Amendment and Termination

The sponsor and the trustee may agree to amend the Trust Agreement without the consent of the holders of iShares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of iShares, it will not become effective for outstanding iShares until 30 days after the trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold iShares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

The trustee will terminate the Trust Agreement if:

•	the trustee is notified that the iShares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;

•	holders of at least 75% of the outstanding iShares notify the trustee that they elect to terminate the trust;

•	60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

•

the aggregate market capitalization of the trust, based on the closing price for the iShares, was less than $350 million on each of five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•	the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

•

the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

If not terminated earlier by the trustee, the trust will terminate on January 19, 2045. The trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the trustee and its agents will do the following under the Trust Agreement but nothing else: (1) collect distributions pertaining to trust property, (2) pay the trust’s expenses and sell gold as necessary to meet those expenses and (3) deliver trust property upon surrender and cancellation of iShares. Ninety days or more after termination, the trustee may sell any remaining trust property by public or private sale. After that, the trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their iShares. It will not invest the money and has no liability for interest. The trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations of the sponsor and the trustee. It also limits the liability of the sponsor and the trustee. The sponsor and the trustee:

•	are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Trust Agreement;

•	are not liable if they exercise discretion permitted under the Trust Agreement;

•	have no obligation to prosecute a lawsuit or other proceeding related to the iShares or the Trust Agreement on behalf of the holders of iShares or on behalf of any other person;

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In addition, the sponsor will be indemnified by the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part.

Requirements for Trustee Actions

Before the trustee delivers or registers a transfer of iShares, makes a distribution on iShares, or permits withdrawal of trust property, the trustee may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any iShares or trust property;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.

The trustee may suspend the delivery or registration of transfers of iShares, or may refuse a particular deposit or transfer at any time when the transfer books of the trustee are closed or if the trustee or the sponsor thinks it necessary or advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca or the COMEX is suspended or restricted or one or both exchanges are closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the iShares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates will not be issued for the iShares. Instead, a global certificate will be signed by the trustee on behalf of the trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the trustee on behalf of DTC. The global certificate will represent all of the iShares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of iShares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the iShares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of iShares.

Beneficial ownership of the iShares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the iShares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants, and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the iShares.

Investors may transfer the iShares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their iShares to transfer the iShares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the iShares by giving notice to the trustee and the sponsor. Under such circumstances, the trustee and the sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for iShares to the DTC Participants having iShares credited to their accounts.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the iShares are represented by a global certificate registered in the name of DTC or its nominee, as described above, the trustee will be entitled to treat DTC as the holder of the iShares.

THE SPONSOR

The sponsor of the trust is BlackRock Asset Management International Inc., a Delaware corporation and a subsidiary of BlackRock, Inc.

The Sponsor’s Role

The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodians’ fees, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The sponsor does not exercise day-to-day oversight over the trustee or the custodians. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The Sponsor’s Fee

The sponsor’s fee accrues daily and is paid monthly in arrears at an annualized rate equal to 0.25% of the adjusted net asset value of the trust.

THE TRUSTEE

The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, serves as the trustee. The Bank of New York Mellon has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The Bank of New York Mellon is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket composition, NAV of the trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from The Bank of New York Mellon by calling the following number: (212) 815-6250. A copy of the Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above. The Bank of New York Mellon had at least $150 million in capital and retained earnings as of December 31, 2009.

The Trustee’s Role

The trustee is responsible for the day-to-day administration of the trust. This includes (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodians the receipt and delivery of gold transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s gold as needed to cover the trust’s expenses. In addition, the trustee will prepare the financial statements of the trust.

The trustee’s fees are paid by the sponsor.

The trustee and any of its affiliates may from time to time purchase or sell iShares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE CUSTODIANS

Until September 1, 2010, each of the Bank of Nova Scotia, a bank organized under the laws of Canada, and JPMorgan Chase Bank, N.A., a national banking association acting through its London branch, will serve as the custodian of the trust’s gold. Following such date, JPMorgan Chase Bank, N.A., London branch, will be the sole custodian of the trust’s gold.

The Custodians’ Role

Each custodian is responsible for safekeeping the gold deposited with it in connection with the creation of Baskets. Each custodian is appointed by the trustee and is responsible to the trustee only. A custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total value of the trust’s gold held by such custodian exceeds the amount specified in such custodian’s custody agreement ($10 billion, in the case of The Bank of Nova Scotia, and $50 billion, in the case of JPMorgan Chase Bank, N.A., London branch). If these limits are exceeded, the sponsor anticipates that the trustee, with the consent of the sponsor, would retain an additional custodian. While the sponsor will seek any agreement with an additional custodian to be at least as protective of the interests of the trust as the current agreements with the custodians are, the actual terms and conditions of such agreement will only be negotiated at the time such additional custodian becomes necessary. The identity of such additional custodian, as well as market conditions prevailing at the time, may, among other factors, result in the need to hire an additional custodian under terms and conditions significantly different from those in the current agreements. For example, the duration of the agreement with the additional custodian, its fees, the maximum amount of gold that the additional custodian will hold on behalf of the trust, the scope of the additional custodian’s liability (including with respect to gold held by subcustodians) and the additional custodian’s standard of care may not be exactly the same as in the current agreements.

Each custodian is responsible for conducting certain limited inspections of the gold delivered by an Authorized Participant and exercising a level of care similar to that used for its own account. However, custodians are not responsible for conducting any chemical or other tests designed to verify that such gold meets the purity requirements referred to in the Trust Agreement.

The custodians’ fees are paid by the sponsor.

The custodians have agreed to purchase from the trust, at the request of the trustee, gold needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the gold held by the trust on the date of the sale.

Each custodian and any of its affiliates may from time to time purchase or sell iShares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Custody of the Trust’s Gold under the Custody Agreement with The Bank of Nova Scotia

The following is a description of the material provisions of the custodian agreement between the trustee and The Bank of Nova Scotia as the custodian under which the custodian will hold the gold that belongs to the trust. In this section, all references to the “custodian” are to The Bank of Nova Scotia in its capacity as such. For additional information, see the custodian agreement that is filed as an exhibit to the registration statement of which this prospectus is a part. The custodian’s office is located at One Liberty Plaza, New York, New York 10006. New York law governs the custodian agreement.

The custodian will receive and hold gold that is deposited for the account of the trust. The custodian will release gold from the trust’s account when instructed in writing by the trustee, and not otherwise.

The custodian may keep the trust’s gold at locations in the vicinity of New York, Toronto, Canada, Montreal, Canada, London, England, or with the consent of the trustee and the sponsor, in other places. The custodian may, at its own expense and risk, use subcustodians to discharge its obligations to the trust under the custodian agreement. The custodian has agreed that, other than The Bank of England, it will only retain subcustodians if they agree to grant to the trustee and the independent accountants of the trust access to records and inspection rights similar to those granted by The Bank of Nova Scotia in its agreement with the trustee. The custodian will remain responsible to the trustee for any gold held by any subcustodian appointed by the custodian to the same extent as if such gold were held by the custodian itself.

When instructed by the trustee, the custodian will make gold from the trust’s account available for collection at its office or at the office of a subcustodian where the gold is being held or will deliver up to 430 ounces of gold on an unallocated basis to any account maintained with it or, if the custodian considers it lawful and practical, to an account maintained with any other custodial institution. As a result, in connection with redemptions of shares, gold may be received on an unallocated basis in an account maintained anywhere (if the custodian considers it lawful and practical to do so), or gold may be collected at any of the physical locations where the custodian is holding the trust’s gold in the vicinity of New York, Toronto, Montreal or London, to the extent the gold is available in any particular location.

The custodian will be liable and must indemnify the trustee for any loss or liability relating to any act or omission of the custodian, including any failure of the custodian to act in accordance with the trustee’s instructions or any physical loss, destruction or damage to the gold held for the trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian for which the custodian will not be responsible to the trust. The custodian will be responsible for the trust’s gold held at subcustodians to the same extent as if that gold were in the custodian’s own vault.

The custodian may hold gold for the account of the trust on an unallocated basis. However, the custodian must take reasonable action to minimize the amount of bullion in the trust’s account that is on an unallocated basis, and the custodian must allocate gold bars to the account of the trust so that no more than 430 ounces of gold are held for the trust’s account on an unallocated basis at the end of each business day of the custodian.

The custodian must maintain at least the minimum amount of capital required to be an approved gold depository for the purposes of delivery with respect of gold futures traded on COMEX and must maintain adequate insurance covering any loss of property held for the trust. The sponsor expects the custodian’s insurance will generally support the ability of the custodian to meet its obligations under the custodian agreement, but that insurance does not directly benefit the trust.

Either the trustee or the custodian may terminate the custodian agreement on 60 days’ prior notice.

Custody of the Trust’s Gold under the Custody Agreement with JPMorgan Chase Bank, N.A., London branch

The following is a description of the material provisions of the custodian agreement between the trustee and JPMorgan Chase Bank N.A., London branch, as the custodian under which the custodian will hold the gold that belongs to the trust. In this section, all references to the “custodian” are to JPMorgan Chase Bank, N.A., London branch, in its capacity as such. For additional information, see the custodian agreement filed with the SEC and incorporated by reference into the registration statement of which this prospectus is a part. The custodian’s registered office is 125 London Wall, London, EC2Y 5AJ, England. English law governs the custodian agreement.

The custodian will receive and hold gold that is deposited for the account of the trust. The custodian will release gold from the trust’s account when instructed in writing by the trustee, and not otherwise.

The custodian may keep the trust’s gold at locations in London, New York or Toronto, or with the consent of the trustee and the sponsor, in other places. The custodian may, at its own expense and risk, use subcustodians to discharge its obligations to the trust under the custodian agreement. The custodian has agreed that it will only retain subcustodians if they agree to grant to the trustee and the independent registered public accounting firm of the trust access to records and inspection rights similar to those granted by JPMorgan Chase Bank N.A., London branch, in its agreement with the trustee. The custodian will remain responsible to the trustee for any gold held by any subcustodian appointed by the custodian to the same extent as if such gold were held by the custodian itself.

When instructed by the trustee, the custodian will make gold from the trust’s account available for collection at its office or at the office of a subcustodian where the gold is being held or will deliver up to 430 ounces of gold on an unallocated basis to any account maintained with it or, if the custodian considers it lawful and practical, to an account maintained with any other custodial institution. As a result, in connection with redemptions of shares, gold may be received on an unallocated basis in an account maintained anywhere (if the custodian considers it lawful and practical to do so), or gold may be collected at any of the physical locations where the custodian is holding the trust’s gold in England, to the extent the gold is available in any particular location.

The custodian has agreed to use reasonable care in the performance of its duties to the trust, and will only be responsible for any loss or damage suffered by the trust as a direct result of the custodian’s negligence, fraud or willful default in the performance of its duties. The custodian’s liability to the trust, if any, will be limited to the value of any gold lost, or the amount of any balance held on an unallocated basis, at the time of the custodian’s negligence, fraud or willful default.

None of the custodian, or its directors, employees, agents or affiliates will incur any liability to the trust if, by reason of any law or regulation, or of an act of God, terrorism or other circumstance beyond the custodian’s control, the custodian is prevented or forbidden from, or delayed in, performing its obligations under the custodian agreement. The custodian has agreed to indemnify the trustee for any loss or liability directly resulting from a breach of the custodian’s representations and warranties in the custodian agreement, a failure of the custodian to act in accordance with the trustee’s instructions or any physical loss, destruction or damage to the gold held for the trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian for which the custodian will not be responsible to the trust. The custodian will be responsible for the trust’s gold held at subcustodians to the same extent as if that gold were in the custodian’s own vault.

The trust has agreed to indemnify the custodian for any loss incurred in connection with the custodian agreement, other than losses due to the custodian’s negligence, fraud or willful default.

The custodian may hold gold for the account of the trust on an unallocated basis. However, the custodian must take reasonable action to minimize the amount of bullion in the trust’s account that is on an unallocated basis, and the custodian must allocate gold bars to the account of the trust so that no more than 430 ounces of gold are held for the trust’s account on an unallocated basis at the end of each business day of the custodian.

The custodian has agreed to maintain insurance in support of its custodial obligations under the custodian agreement, including covering any loss of gold. The custodian has the right to reduce, cancel or allow to expire without replacement this insurance coverage, provided that it gives prior written notice to the trustee. In the case of a cancellation or expiration without replacement, the required notice must be at least 30 days prior to the last day of coverage. The insurance is held for the benefit of the custodian, not for the benefit of the Trust or the trustee, and the trustee may not submit a claim under the insurance maintained by the custodian.

Either the trustee or the custodian may terminate the custodian agreement on 60 business days’ prior notice.

The trustee has agreed to submit to the non-exclusive jurisdiction of English courts in connection with any dispute arising under the custodian agreement. This submission to jurisdiction by the trustee does not affect any right that the holders of the iShares may otherwise have to institute proceedings against the trust, the trustee or the custodian before any other court of competent jurisdiction.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of iShares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in iShares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker- dealers, traders, persons holding iShares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for United States federal income tax purposes, persons whose “functional currency” is not the United States dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold iShares as “capital assets” within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of iShares. Purchasers of iShares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in iShares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;

•

A corporation or partnership (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	An estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not a U.S. Shareholder as defined above is considered a “Non-U.S. Shareholder” for purposes of this discussion.

Taxation of the Trust

The sponsor and the trustee will treat the trust as a “grantor trust” for United States federal income tax purposes. In the opinion of Clifford Chance US LLP, although not free from doubt due to the lack of directly governing authority, the trust will be classified as a “grantor trust” for United States federal income tax purposes. As a result, the trust itself will not be subject to United States federal income tax. Instead, the trust’s income and expenses will “flow through” to the Shareholders, and the trustee will report the trust’s income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the sponsor nor the trustee will request a ruling from the IRS with respect to the classification of the trust for United States federal income tax purposes. If the

IRS were to assert successfully that the trust is not classified as a “grantor trust,” the trust would be classified as a partnership for United States federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

The following discussion assumes that the trust will be classified as a “grantor trust” for United States federal income tax purposes.

Taxation of U.S. Shareholders

Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the trust’s income, if any, and as if they directly incurred their respective pro rata shares of the trust’s expenses. In the case of a Shareholder that purchases iShares for cash, its initial tax basis in its pro rata share of the assets held in the trust at the time it acquires its iShares will be equal to its cost of acquiring the iShares. In the case of a Shareholder that acquires its iShares as part of a creation of a Basket, the delivery of gold to the trust in exchange for the underlying gold represented by the iShares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the gold held in the trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s iShares are acquired on the same date and at the same price per iShare. Shareholders that hold multiple lots of iShares, or that are contemplating acquiring multiple lots of iShares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such iShares.

When the trust sells gold, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the gold that was sold. A Shareholder’s tax basis for its share of any gold sold by the trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the gold held in the trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the gold remaining in the trust will be equal to its tax basis for its share of the total amount of the gold held in the trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold. The delivery to the trust of gold in specified denominations (e.g., COMEX gold in denominations of 100 ounces) and the subsequent delivery by the trust of gold in different denominations (e.g., LBMA gold in denominations of 400 ounces) will not constitute a taxable event.

Upon a Shareholder’s sale of some or all of its iShares, the Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the trust at the time of the sale that is attributable to the iShares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the iShares, and (b) the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the trust at the time of sale that is attributable to the iShares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s iShares in exchange for the underlying gold represented by the iShares redeemed generally will not be a taxable event to the Shareholder. In addition, a Shareholder that acquires its iShares as part of a creation of a Basket by the delivery to the trust of gold in specified denominations (e.g., COMEX gold in denominations of 100 ounces), the subsequent redemption of its iShares for gold delivered by the trust in different denominations (e.g., LBMA gold in denominations of 400 ounces) will not constitute a taxable event, provided that amount of gold received upon redemption contains the equivalent metallic content of the gold delivered upon creation, less amounts accrued or sold to pay the trust’s expenses and other charges. The Shareholder’s tax basis for the gold received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the trust immediately prior to the redemption that is attributable to the iShares redeemed. The Shareholder’s holding period with respect to the gold received should include the period during which the Shareholder held the iShares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s iShares, the Shareholder’s tax basis for its pro rata share of the gold held in the trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the gold received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including gold, held for more than one year are taxed at a maximum rate of 28%, rather than the current 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of iShares held for more than one year, or attributable to the trust’s sale of any gold which the Shareholder is treated (through its ownership of iShares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual United States taxpayer are generally the same as those at which ordinary income is taxed.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing iShares will be treated as part of the Shareholder’s tax basis in the underlying assets of the trust. Similarly, any brokerage fee incurred by a Shareholder in selling iShares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of gold by the trust (as discussed above), even though some or all of the proceeds of such sale are used by the trustee to pay trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

Investment by U.S. Tax-Exempt Shareholders

Certain U.S. Shareholders (“U.S. Tax-Exempt Shareholders”) are subject to United States federal income tax only on their “unrelated business taxable income” (“UBTI”). Unless they incur debt in order to purchase iShares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the iShares. U.S. Tax-Exempt Shareholders should consult their own independent tax advisers regarding the United States federal income tax consequences of holding iShares in light of their particular circumstances.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code section 851 should consult with their tax advisors concerning (i) the likelihood that an investment in iShares, although they are a “security” within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying gold for purposes of Code section 851(b), and (ii) the extent to which an investment in iShares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment by Certain Retirement Plans

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The sponsor has received a private letter ruling from the IRS which provides that the purchase of iShares by an IRA or a participant-directed account maintained under a plan that is tax-qualified under section 401(a) of the Code, will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code section 408(m). However, in the event any redemption of iShares results in the distribution of gold bullion to an IRA or a participant-directed account maintained under a plan that is tax-qualified under Section 401(a) of the Code, such distribution would constitute the acquisition of a collectible to the extent provided under section 408(m) of the Code. See also “ERISA and Related Considerations.”

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of iShares, or upon the sale of gold by the trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The trustee will file certain information returns with the IRS, and will provide certain tax-related information to Shareholders, in connection with the Trust. Each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses. A U.S. Shareholder may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of iShares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in iShares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (ERISA) and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, Plans), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Investments by Plans are subject to the fiduciary requirements and the applicability of prohibited transaction restrictions under ERISA.

Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law. Fiduciaries of any such plans are advised to consult with their counsel prior to an investment in iShares.

In contemplating an investment of a portion of Plan assets in iShares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan’s funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

PLAN OF DISTRIBUTION

The trust issues iShares in Baskets to Authorized Participants in exchange for deposits of gold on a continuous basis. Because new iShares can be created and issued on an ongoing basis, at any point during the life of the trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the trust, breaks the Basket down into the constituent iShares and sells the iShares to its customers; or if it chooses to couple the creation of a supply of new iShares with an active selling effort involving solicitation of secondary market demand for the iShares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.

Investors that purchase iShares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with iShares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The sponsor intends to qualify the iShares in states selected by the sponsor and that sales be made through broker-dealers who are members of the FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Because the FINRA views the iShares as interests in a direct participation program, no FINRA-member, or person associated with a member, will participate in a public offering of iShares except in compliance with Rule 2310 of the FINRA Rules. The Authorized Participants do not receive from the trust or the sponsor any compensation in connection with an offering of the iShares.

LEGAL MATTERS

The validity of the iShares has been passed upon for the sponsor by Clifford Chance US LLP, New York, New York, who, as special United States tax counsel to the sponsor, has also rendered an opinion regarding the material federal income tax consequences relating to the iShares.

License Agreement

On January 29, 2004, The Bank of New York Mellon granted to the original sponsor of the trust (the “Licensee”) a perpetual, world wide, non-exclusive, non-transferable license under The Bank of New York’s patents and patent applications that cover securitized gold products solely for the purpose of establishing, operating and marketing any securitized gold financial product that is sold, sponsored or issued by the Licensee.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN

INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form S-3 filed by the sponsor with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. For further information about the trust and about the securities offered hereby, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document as so filed.

The trust files annual, quarterly and current reports and other information with the Securities and Exchange Commission (Commission File Number 001-32418). These filings contain important information which does not appear in this prospectus. For further information about the trust, you may read and copy these filings at the SEC’s Internet site (www.sec.gov) or at its public reference room at 100 F Street, N.E, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC allows the ‘‘incorporation by reference’’ of information into this prospectus, which means that information may be disclosed to you by referring you to other documents filed or which will be filed with the SEC. The following documents filed or to be filed by the trust are so incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

2.	All Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished by the trust since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above; and

3.	The description of the iShares contained in the Registration Statement on Form 8-A filed with the SEC on January 25, 2005.

In addition, unless otherwise provided therein, any reports filed by the trust with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents and shall automatically update or upgrade, as applicable, any information included in, or incorporated by reference into this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

The sponsor will provide you without charge, upon your written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus. Please direct your written or telephone requests to BlackRock Asset Management International Inc., 400 Howard Street, San Francisco, CA 94105, Attention: Mutual Fund Administration (Tel: 1-800-474-2737). You may also obtain information about the trust by visiting its website at www.iShares.com. Information contained in the trust’s website is not part of this prospectus.

iShares® COMEX® Gold Trust

520,250,000 iShares®

PROSPECTUS

July 2, 2010

IS-P-IAU-0710B